Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507, 333-27111, 333-83317, 333-40604, 333-125409, 333-125400, 333-144554, and 333-148244) on Forms S-8 of our reports dated February 28, 2011, relating to the financial statements and financial statement schedules of Torchmark Corporation and the effectiveness of Torchmark Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 28, 2011